Exhibit 99.1

Wayside Technology Group, Inc. Reports 2015 Third Quarter Results
and Declares Quarterly Dividend

Q3 2015:
Revenue:	$97.7 million
Income from operations:	$2.3 million
Diluted earnings per share:	$0.33 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, October 29, 2015 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the third quarter ended September 30, 2015. The results will be discussed in a conference call to be held on Friday, October 30, 2015 at 10:00 a.m. EDT. The dial-in telephone number is (866) 847-7864 and the pass code is “WSTG.” This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

Cash and long term receivables amounted to $25.8 million, representing 68% of equity as of September 30, 2015. Working capital amounted to $31.3 million, representing 82% of equity as of September 30, 2015.

“I am pleased to report solid financial results for Q3 2015. Overall, revenue increased 8%, gross profit increased 11% and income from operations increased 20% over the same period last year.” said Simon F. Nynens, Chairman and Chief Executive Officer.

Net sales for the third quarter ended September 30, 2015 increased 8% or $7.1 million to $97.7 million compared to $90.5 million for the same period in 2014. Total sales for the third quarter of 2015 for our Lifeboat Distribution segment were $86.1 million compared to $77.4 million in the third quarter of 2014, representing an increase of $8.7 million or 11%. Total sales for the third quarter of 2015 for our TechXtend segment were $11.6 million compared to $13.1 million in the third quarter of 2014, representing a decrease of $1.5 million or 12%.

The 11% increase in net sales for the Lifeboat Distribution segment was mainly a result of the addition of several key product lines and our ongoing strategy of strengthening of our account penetration. The 12% decrease in net sales in the TechXtend segment was primarily due to a decrease in extended payment terms sales transactions and other large sales transactions as compared to the same period in 2014.

Gross profit for the third quarter ended September 30, 2015 was $6.9 million, an 11% increase as compared to $6.2 million for the third quarter of 2014. Gross profit for our Lifeboat Distribution segment in the third quarter of 2015 was $5.5 million compared to $4.7 million for the third quarter of 2014, representing a 16% increase.  Gross profit for our TechXtend segment in the third quarter of 2015 was $1.4 million representing a 3% decrease from the prior year.

Gross profit margin (gross profit as a percentage of net sales) for the third quarter ended September 30, 2015 was 7.0% compared to 6.8% for the third quarter of 2014. Gross profit margin for the nine months ended September 30, 2015 was 7.0% compared to 7.2% in the same period in 2014. Gross profit margin for our Lifeboat Distribution segment for the third quarter of 2015 was 6.4% compared to 6.1% for the third quarter of 2014. The increase in gross profit margin for the Lifeboat Distribution segment was primarily caused by product mix and increased marketing funds. Gross profit for our TechXtend segment for the third quarter of 2015 was 12.0% compared to 10.9% for the third quarter of 2014.  The increase in gross profit margin for the TechXtend segment was primarily caused by the decrease in larger extended payment term sales transactions and other large sale transactions which typically carry lower margins.

Total selling, general, and administrative (“SG&A”) expenses for the third quarter of 2015 were $4.6 million compared to $4.3 million for the third quarter of 2014, representing an increase of $0.3 million or 8%.  This increase is primarily the result of an increase in sales related employee and employee related expenses. A large part of this increase is due to us hiring and creating a field sales team and a professional services team. As a percentage of net sales, SG&A expenses for the third quarter of 2015 and 2014 were 4.7%.

For the three months ended September 30, 2015, the Company recorded a provision for income taxes of $0.8 million or 34.1% of income, compared to $0.6 or 31.6% of income for the same period in 2014.

Net income and diluted earnings per share for the third quarter of 2015 were $1.6 million and $0.33, respectively, compared to $1.4 million and $0.29, respectively, for the third quarter of 2014.

On October 27, 2015, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable November 17, 2015 to shareholders of record on November 10, 2015.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, Super Micro Computer, Inc., TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

Investor Relations Contact:

Kevin Scull, Vice President and Chief Accounting Officer

Wayside Technology Group, Inc.

(732) 389-0932

Kevin.Scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$19,607	$23,124
Accounts receivable, net	56,916	60,782
Inventory, net	2,012	1,491
Prepaid expenses and other current assets	1,094	933
Deferred income taxes	179	245
Total current assets	79,808	86,575

Equipment and leasehold improvements, net	390	412
Accounts receivable long-term	6,139	7,660
Other assets	94	152
Deferred income taxes	182	182

Total assets	$86,613	$94,981

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$48,537	$55,414
Total current liabilities	48,537	55,414

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,740,380 and 4,890,756 shares outstanding in 2015 and 2014, respectively	53	53
Additional paid-in capital	32,048	31,013
Treasury stock, at cost, 544,120 and 393,744 shares, respectively	(9,574)	(6,166)
Retained earnings	16,997	15,225
Accumulated other comprehensive loss	(1,448)	(558)
Total stockholders’ equity	38,076	39,567
Total liabilities and stockholders’ equity	$86,613	$94,981

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

( Amounts in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited )		(Unaudited )
Revenues
Lifeboat segment	$250,287	$206,655	$86,082	$77,416
TechXtend segment	32,027	39,980	11,571	13,089
Total Revenue	282,314	246,635	97,653	90,505

Cost of sales
Lifeboat segment	234,450	193,180	80,589	72,670
TechXtend segment	28,202	35,602	10,184	11,659
Total Cost of sales	262,652	228,782	90,773	84,329

Gross Profit	19,662	17,853	6,880	6,176

Operating expenses
Selling costs	7,484	6,453	2,572	2,379
Share- based compensation	797	853	263	278
Other general and administrative expenses	5,252	4,987	1,783	1,634
Total Selling, general and administrative expenses	13,533	12,293	4,618	4,291

Income from operations	6,129	5,560	2,262	1,885

Interest income , net	297	375	100	121
Foreign currency transaction loss	(9)	(8)	(4)	(4)
Income before provision for income taxes	6,417	5,927	2,358	2,002
Provision for income taxes	2,199	2,016	805	632

Net income	$4,218	$3,911	$1,553	$1,370

Income per common share - Basic	$0.91	$0.84	$0.34	$0.29

Income per common share - Diluted	$0.90	$0.83	$0.33	$0.29

Weighted average common shares outstanding - Basic	4,652	4,639	4,624	4,716
Weighted average common shares outstanding - Diluted	4,673	4,685	4,643	4,736